

                                               EMERGING GAMMA CORPORATION
                                               ---------------------------
                                             STATEMENTS OF STOCKHOLDERS' EQUITY
                                             ----------------------------------

                                        FOR THE YEARS ENDED MARCH 31, 2002 AND 2001
                                        -------------------------------------------



                                                   Common Stock
                                              ----------------------   Additional   Retained
                                              Number of                 Paid-in     Earnings
                                               Shares       Amount      Capital     (Deficit)    Total
                                              ----------    ------     ---------    ---------    --------

BALANCE - March 31, 2000                       43,600       $43,600    $252,231     $  3,281     $299,112

NET INCOME                                         -           -          -             (352)        (352)
                                               ---------    -------    ---------    --------     --------

BALANCE - March 31, 2001                       43,600        43,600     252,231        2,929      298,760

NET INCOME (LOSS)                                  -           -           -          (6,617)      (6,617)
                                               ---------    -------    ---------    ---------     --------

BALANCE - March 31, 2002                       43,600       $43,600    $252,231     $ (3,688)    $292,143
                                               =========    =======    =========    =========    =========



                             The accompanying notes are an integral part of these financial statements.

                                                              F-5